Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of May 15, 2012 (this “Supplemental Indenture”), among Flint Energy Services Ltd. (both prior to and following the amalgamation of Flint Energy Services Ltd. with URS Canada Holdings Ltd. and together with its successors and assigns, the “Issuer”) and Computershare Trust Company of Canada, as trustee, transfer agent, paying agent and registrar under such Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of June 8, 2011 (the “Original Indenture”) as amended and supplemented by the Supplemental Indenture dated as of October 20, 2011 among Carson Energy Services Ltd., Supreme Oilfield Construction Ltd., the Issuer and the Trustee (the “First Supplemental Indenture”) as further amended and supplemented by the Second Supplemental Indenture dated as of May 14, 2012 among the Issuer and the Trustee (the “Second Supplemental Indenture”) as further supplemented by the Third Supplemental Indenture dated as of May 14, 2012 among the Issuer, the Trustee and the new guarantors signatory thereto (the “Third Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7.50% Senior Notes due 2019 of the Issuer (the “Notes”);

WHEREAS, the Issuer (as it existed under the Indenture) has amalgamated with URS Canada Holdings Ltd. (the “Amalgamation”) and the amalgamated Issuer (as it exists under this Supplemental Indenture) is called Flint Energy Services Ltd.;

WHEREAS, pursuant to Section 9.1(c) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to provide for the assumption of the Issuer’s obligations to the Holders in the case of an amalgamation, merger, consolidation or sale of all or substantially all of the Issuer’s assets.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and rateable benefit of the Holders as follows:

ARTICLE I
Definitions

SECTION 1.1 Defined Terms

As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Acknowledgement; Assumption and Confirmation

SECTION 2.1 Acknowledgement; Assumption and Confirmation

The Issuer hereby acknowledges that, by operation of law, it is party to the Indenture as the Issuer and as such shall have all of the rights and be subject to all of the obligations and agreements of the Issuer under the Indenture. The Issuer assumes all of the obligations and liabilities of the Issuer pursuant to the Indenture and the Notes and confirms that it is bound by all of the provisions of the Indenture applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture.

ARTICLE III
Miscellaneous

SECTION 3.1 Notices

All notices and other communications to the Issuer shall be given as provided in the Indenture to the Issuer, at its address set forth in the Indenture.

SECTION 3.2 Parties

Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

SECTION 3.4 Service of Process

The Issuer shall be its own agent for service of process in any suit, action or proceeding with respect to this Supplemental Indenture and the Notes.

SECTION 3.5 Severability Clause

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6 Ratification of Indenture; Supplemental Indenture; Part of Indenture; No Liability of Trustee

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.7 Counterparts

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

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SECTION 3.8 Headings

The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FLINT ENERGY SERVICES LTD.

By:	/s/ W.J. (Bill) Lingard
Name: W.J. (Bill) Lingard
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	/s/ Nazim Nathoo
Name: Nazim Nathoo
Title: Corporate Trust Officer

By:	/s/ Laura Leong
Name: Laura Leong
Title: Corporate Trust Officer

Fourth Supplemental Indenture